Exhibit 10.10
         -------------
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of May 11, 2000 (the "Effective Date"), by and between Sailormen, Inc., a Florida corporation ("Purchaser"), and RMS Family Restaurants, Inc, a Georgia corporation ("Seller").

                                    RECITALS

         WHEREAS, Seller owns and/or operates seventy-three (73) retail fast food stores trading under the names Popeyes Chicken and Biscuits (as to 71 locations) and Churchs Chicken (as to two (2) locations) that sell chicken and related food items (all of such activities, only to the extent conducted by the Stores, are referred to as the "Business");

         WHEREAS, Seller owns, or will own prior to the Closing, the premises of twelve (12) stores, which are identified on Exhibit A (the "Owned Stores");

         WHEREAS, Sellers leases the premises for sixty-one (6 1) stores, which are identified on Exhibit B (the "Leased Stores");

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the assets comprising the Business, all on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the Recitals, the mutual covenants, conditions, and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

         1.1 Accounts means all accounts receivable and associated rights arising from the sale of goods and services in the ordinary course of the Business and outstanding as of the Closing Date.

         1.2 Affiliate means, with respect to any specified Person, (i) any other Person "controlling", "controlled by" or "under common control with" such specified Person, (ii) any officer, director, member or partner of such specified Person, or (iii) any other Person of which such specified person is an officer director, member or partner.

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         1.3 Agreement means this Asset Purchase Agreement, together with the
Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof

         1.4 Assets means, collectively, the Owned Stores, Leased Stores, Fixed Assets, Designated Contracts, Intangible Assets, Intellectual Property, Books and Records, and prepaid expenses, together with all goodwill associated with the Business (to the extent such goodwill is not included in the Intellectual Property or is not separately owned by AFC Enterprises, Inc. ("Franchisor")) and all miscellaneous office supplies; provided, however, the Assets shall not include the Excluded Assets.

         1.5 Assignment and Assumption Agreement means the Assignment and Assumption Agreement between Seller and Purchaser relating to the Designated Contracts and the Assumed Liabilities, in the form of Exhibit C attached hereto.

         1.6 Assumed Liabilities means Seller's obligations under the Designated Contracts to the extent such obligations arise and accrue for periods after the Closing Date and Seller's vacation obligations to Employees subsequently hired by Purchaser.

         1.7 Bill of Sale means the Bill of Sale from Seller to Purchaser relating to the Assets, in the form of Exhibit D attached hereto.

         1.8 Books and Records means original or true and complete copies of all of the books, records, files, data and information of Seller concerning the Assets and the Business (including without limitation, financial and accounting records relating to the Assets, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence).

         1.9 Closing means the meeting of the parties to be held at a mutually agreeable location at 10:00 a.m., local time, on the "Closing Date", which shall be the date agreed to by the Purchaser and Seller which is as early as reasonably possible following Purchaser's obtaining the financing described in
Section 4.6, but in no event later than July 17, 2000 (and absent an agreement shall be July 17, 2000).

         1.10 Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         1.11 Deeds means the Deeds, dated as of the Closing Date, conveying the Owned Stores to Purchaser, in the forms of Exhibit E attached hereto.

         1.12 Designated Contracts means all Third Party Leases and all of those contracts, agreements, purchase orders, leases, license agreements, relationships and other commitments that are specifically listed on Schedule 1. 12 attached hereto, including all agreements with Franchisor (collectively, the "Franchise Agreements").

         1.13 Intentionally left blank.

         1.14 Intentionally left blank.

         1.15 Employee means an employee of Seller whose employment duties are devoted solely to one (1) or more of the Stores or the Business immediately before the Closing Date.

         1.16 Employee Benefit Plan means an "employee benefit plan" as defined in Section 3(3) of ERISA and any other plans that provide compensation or other benefits, whether or not subject to ERISA, to any present or former employee of Seller, or any dependent or beneficiary thereof.

         1.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         1.18 Escrow Agent means Katten Muchin Zavis.

         1.19 Excluded Assets means the Seller's corporate records and organizational documents, and all insurance policies obtained by Seller (whether or not related to the Business or the Stores), Inventory, Accounts and Seller's cash and deposits.

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         1.20 Fixed Assets means all tangible personal property listed on
Schedule 1.20 attached hereto, which includes all furniture, fixtures, trade fixtures, equipment, machinery and signs associated with or related to the Stores and all building improvements, to the extent owned by Seller.

         1.21 GAAP means generally accepted accounting principles.

         1.22 Intentionally left blank.

         1.23 Intangible Assets means (a) all telephone numbers and facsimile numbers related to the Stores, (b) advertising and marketing information, drawings, materials and brochures, and operating procedures related to the Stores, (c) claims or rights, Permits, approvals and licenses related to the Stores (but only to the extent assignable), and (d) all other intangible assets necessary or beneficial to the operation of the Business or ownership of the Assets.

         1.24 Intellectual Property means all right, title and interest of Seller in all of the following which are used in or necessary forthe operation of the Business as of the Effective Date (portions of which may be restricted under the Franchise Agreements or other licenses): (a) trade names, trademarks, and service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, proprietary processes, trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, vendor lists, pricing and cost information and business and market plans and proposals); (b) computer software and source code (including hard copy and soft copy as well as all data and related documentation) excepting any such items listed on Schedule 1.24 hereto;
(c) financial models; (d) accounting systems excepting any such items listed on
Schedule 1.24 hereto; and all licenses, contracts and agreements related to the foregoing.

         1.25 Inventory means all inventories of generally acceptable quality, usable according to Popeye's current menu and held for use or sale by Seller in connection with the operation of the Business as of the Closing Date, including without limitation all food supplies.

         1.26 IRS means the Internal Revenue Service of the United States.

         1.27 Key Employees means those Employees listed on Schedule 1.27 hereto.

         1.28 Knowledge of Purchaser means the actual knowledge of any person listed on Schedule 1.28 attached hereto.

         1.29 Knowledge of Seller means the actual knowledge of any person listed on Schedule 1.29 attached hereto.

         1.30 Law means any currently existing and applicable federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

         1.31 Lease Amendments means the amendments with respect to the Third Party Leases, effective as of the Closing Date, by and between Purchaser and Third Party Lessors, as listed in Schedule 1.3 1.

         1.32 Leased Stores means the Stores identified on Exhibit B, which Leased Stores are subject to the Third Party Leases.

         1.33 Owned Stores means the Stores identified on Exhibit A, including the real property, all improvements and fixtures thereon, and all easements, rights-of-way, and other appurtenances thereto.

         1.34 Permits means all governmental approvals, authorizations, registrations, permits and licenses necessary or required for the ownership of the Assets and the conduct of the Business, including but not limited to, all of such Permits being listed on Schedule 1.34 attached hereto.

         1.35 Permitted Liens and Encumbrances means those liens and encumbrances affecting the Assets that are specifically listed on Schedule 1.35 hereto, statutory liens for taxes not yet due, liens for Assumed Liabilities of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, encumbrances under leases included in the Assets, but only to the extent they do not interfere with Purchaser's use of the Assets, encumbrances or restrictions of record relating to the Real

Property, but only to the extent they do not interfere with Purchaser's use of the Real Property, and immaterial imperfections of title which do not have a material adverse effect on the value of the Assets, including matters as defined in Section 5. 1 3), provided Seller pays for the cost of all endorsements to have Purchaser's selected title company affirmatively insure Purchaser and its lender from any loss or damage arising from same.

         1.36 Real Property means all real property comprising the premises of the Stores together with all improvements and fixtures thereon.

         1.37 Required Consents means those consents required from (i) parties to the Designated Contracts that are necessary or required in order to give effect to the transactions contemplated herein and that are specifically identified on Schedule 1.37 attached hereto and (ii) consents from all applicable government, regulatory or self-regulatory agencies which are necessary or required to be obtained by Seller for the Closing.

         1.38 Seller's Officer Certificates means the certificates of Seller's officers substantially in the forms of Exhibit E attached hereto.

         1.39 Stores means the seventy-three (73) fast food restaurant locations owned and operated or leased and operated by Seller trading under the name Popeyes (as to seventy-one (71) and Churches (as to two (2)) that sell fast food, especially chicken and related products. "Stores Under Development" means Stores that are in the process of being developed by Seller between the Effective Date and the Closing Date as agreed to by Purchaser.

         1.40 Third Party Leases means the lease agreements by and between Seller and Third Party Lessors pursuant to which Seller leases the premises of sixty-one (61) Stores, each of which lease agreements are identified on Exhibit B.

         1.41 Third Party Lessors means the lessors under the Third Party Leases, each of which lessors and their respective addresses are identified on Exhibit B.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Purchase and Sale; Assignment and Assumption.

         (a) Purchaser and Seller hereby agree that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, convey, transfer, and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Assets and certain of the Excluded Assets identified in section 2.2(b) below, free and clear of all liens, claims, mortgages or encumbrances, except for Permitted Liens and Encumbrances.

         (b) Purchaser and Seller hereby agree that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall assign to Purchaser, and Purchaser shall assume from Seller, the Designated Contracts and Assumed Liabilities.

         2.2 Payment of Purchase Price.

         (a) At the Closing and in consideration of Seller's sale, conveyance, transfer, and delivery to Purchaser of the Assets, Purchaser shall pay Thirty Five Million and No/ I 00ths Dollars ($35,000,000.00) (which amount shall include the Earnest Money Deposit as described in Section 5.8 of this Agreement)(the "Purchase Price"). In addition, Purchaser shall issue a promissory note payable to Seller (the "Note") in an amount equal to One Million, Forty-Seven Thousand, Five Hundred and Sixty Five Dollars ($1,047,565), subject to upward adjustment equal to any additional expenses incurred by Seller for Stores Under Development (such amount as adjusted, the "Note Amount"). The Note shall provide for twelve (12) payments of interest only (at an annual rate of 7%) with the balance of the unpaid balance of the Note Amount due on the first anniversary of the Closing Date. The Purchase Price shall be paid in cash less that portion of the Purchase Price which Purchaser elects to pay by assumption of some or all of the existing debt of Seller, as set forth on the attached Schedule 2.2, in the total approximate amount of $9,561,000, (the "Assumed Debt"). A portion of the Assumed Debt is secured by Assets which are being sold hereunder (hereinafter the "Popeyes Assumed Debt") some or all of which Purchaser may assume (but shall not be obligated to assume); the other portion of the Assumed Debt is secured by assets which are not being sold hereunder (the "Other Assumed Debt") some or all of which Purchaser may assume (but shall not be obligated to assume). With respect to the Popeyes Assumed Debt, if assumed by Purchaser, Seller agrees that Purchaser may reduce the cash due at Closing by the amount of the Popeyes Assumed Debt. With respect to the Other Assumed Debt, Seller will cooperate with Purchaser's efforts to obtain the consent of the lender(s) on the Other Assumed Debt to permit a substitution of collateral. If Purchaser is not successful in obtaining the lender's consent for a substitution of collateral, then that portion of the Purchase Price shall be paid in cash. All costs incurred by either party in connection with the arranging for the assumption of the Assumed Debt by Purchaser shall be paid one-half by each party. Notwithstanding anything contained herein to the contrary, Purchaser shall not have an obligation to assume any of the Assumed Debt.

         (b) At the Closing and in consideration of Seller's sale, conveyance, transfer, and delivery to Purchaser of certain of the Excluded Assets, Purchaser shall pay to Seller an amount in addition to the Purchase Price equivalent to the agreed sum of (i) the aggregate value of the Inventory on hand in each of the Stores as of the Closing Date, which Inventory shall be limited to unopened cases and boxes, plus (ii) the aggregate amount of cash on hand in each of the Stores as of the Closing Date.

         2.3 Deliveries at Closing.

         (a) By Seller to Purchaser. At the Closing, Seller shall deliver or cause to be delivered the following items to Purchaser, each properly executed and dated as of the Closing Date and in form and substance reasonably acceptable to Purchaser: (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) titles to any of the Assets the ownership of which is evidenced by certificates of title, (iv) the Deeds, (v) an updated version of Schedule 2.2(a) that includes all trade creditors of Seller as of the Closing Date, (vi) evidence of Seller's compliance with Section 5.9 of this Agreement, (vii) Seller's Officer Certificates, (viii) an opinion of Seller's counsel that Seller is authorized to do business and is in good standing in Florida and Georgia and Seller, and the party signing for Seller, is duly authorized to carry out the terms of this Agreement, which Agreement is binding and enforceable against Seller, (ix) a possession affidavit and any lien affidavit if and as required by the title company, (x) documentation reasonably required by Purchaser or title company evidencing Seller's authority to enter into this Agreement and convey the Assets and Inventory, (xi) any landlord and tenant estoppels, subordination and non-disturbance agreements, good standing estoppels for covenants, conditions and restrictions encumbering the Real Property; memorandum of lease and other title curative requirements reasonably requested by Purchaser, its lender or the title company, and (xii) any other certificate(s) of Seller, as to such matters as may reasonably be requested by Purchaser.

         (b) By Purchaser to Seller. At the Closing, Purchaser shall deliver the following items to Seller, each properly executed and dated by Purchaser as of the Closing Date and in form and substance reasonably acceptable to Seller: (i) the Assignment and Assumption Agreement, (ii) the Escrow Agreement, (iii) the Purchase Price, and (iv) any other certificate(s) of Purchaser as to such matters as may reasonably be requested by Seller.

         2.4 Transfer or Sales Taxes; Pro-Rations. Each party shall be responsible for one half of all: (a) sales or transfer taxes imposed as a result of the transfer of any of the Assets from Seller to Purchaser, (b) transfer fees paid to the Franchisor in connection with this sale, (c) any costs to extend franchise agreements to satisfy Purchaser's lender's requirements, and (d) all title insurance premiums and survey costs incurred by Purchaser. With respect to the transfer by Seller to Purchaser of any Real Property, each party shall pay one half of any grantor's taxes charged in connection with the recordation of the Deed(s) conveying such Real Property to Purchaser, and all other recording costs for recordation of such Deed(s), including without limitation any state or local recording taxes with respect thereto. If Purchaser desires to record any memoranda of leases with respect to the Third Party Leases, the parties shall each pay one half of all such recording costs and expenses. All property taxes, utility and similar expenses relating to the operation of the Stores, sales taxes for sales at the Stores and accrued but unpaid vacation for Seller's employees to be hired by Purchaser shall be allocated among Purchaser and Seller on the Closing Date as of the Closing Date.

         2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 2.5 to be completed by June 30, 2000. Such allocation shall be intended to comply with the requirements of
Section 1060 of the Code, and no party shall take any position inconsistent with such allocation for income tax purposes, except that Purchaser's cost for the Assets may differ from the amount so allocated to the extent necessary to reflect Purchaser's capitalized acquisition costs.

         2.6 No Assumption of Liabilities. Except with respect to the Assumed Liabilities, Purchaser does not and will not assume any liability or obligation of any kind of Seller, including without limitation any liability or obligation arising from use by Seller of the Assets, performance by Seller under the Designated Contracts, Seller's operation of the Business before the Closing Date, Seller's employment of the Employees (including without limitation any wages, salary severance pay, accrued vacation pay, sick leave, insurance, Employee

Benefit Plans and other benefits of and obligations to Employees attributable to any period prior to the Closing Date, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otberwise (the "Seller's Liabilities").

         2.7 Due Diligence. Purchaser has completed their due diligence.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

         3.1 Organization of Seller. Seller is duly incorporated, validly existing, and in good standing under the laws of Georgia and is in good standing as a foreign corporation qualified to do business in the State of Florida. Seller has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and proper-ties as, and in the places where, such proper-ties and assets now are owned, operated or held. Seller is duly qualified or licensed as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the results of the operations of the Business.

         3.2 Authorization; Enforceability. The execution, delivery, and performance by Seller of this Agreement and of all of the documents and instruments contemplated hereby to which such Seller is a party is within the power of such Seller and have been duly authorized by all necessary action of Seller including, without limitation, due authorization by all shareholders. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.3 No Violation or Conflict by Seller. The execution, delivery, and performance by Seller of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party do not and will not conflict with or violate any Law, judgment, order or decree binding on Seller, the Articles of Incorporation or Bylaws of Seller, or any Designated Contract, except as set forth in Schedule 3.3 ), or give any party to any Designated Contract, any rightof termination, cancellation, acceleration or modification thereunder except as set forth in Schedule 3.3. Except as set forth herein or as to which failure to obtain would not have a material adverse effect on the Assets or their use by the Purchaser, no consent of any other person (except those third parties with whom Seller has entered into Designated Contracts listed in Schedule 3.3), and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency (except for applicable filings under applicable state Bulk Sales Acts and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.4 No Litigation. Except as disclosed in Schedule 3.4 hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened (a) relating to the Assets or the Business or (b) that involves Seller and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         3.5 Title to and Sufficiency of Fixed Assets and Real Property.

                  (a) Seller owns good, valid, and marketable title to the Assets, Inventory and Real Property (provided, however, that Seller has only a leasehold interest in the Leased Property) that Seller is transferring to Purchaser hereunder, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, impositions or exceptions to title, except for Permitted Liens and Encumbrances. Upon delivery of the Assets to Purchaser and recording of the Deeds at the Closing, and upon Purchaser's payment of the Purch4se Price therefor, good, valid, and marketable title to the Assets, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except for Permitted Liens and Encumbrances shall pass to Purchaser.

                  (b) (1) There are no leases or other agreements for the use, occupancy or possession of the Real Property or any portion thereof presently in force, except for the Third Party Leases. As of the Closing Date, Seller will have occupancy certificates, zoning letters or the local equivalent thereof for all of the Stores other than Stores Under Development.

                           (2) There are no condemnation or eminent domain
proceedings pending, or to the Knowledge of Seller, contemplated against the Real Property or any part thereof, and the Seller has received no notice of the desire of any public authority or other entity to take or use the Real Property or any part thereof.

                           (3) To the Knowledge of Seller, the streets which
abut the Real Property are each publicly dedicated and accepted rights-of-way which provide access to the Real Property through all of the driveways through the Real Property. To the Knowledge of Seller, all improvements are located on the Real Property, and no Stores or Real Property is in violation of any covenants, conditions or restrictions. To the Knowledge of Seller, all utilities required for the operation of the Stores, or any part thereof, either enter the Real Property through publicly dedicated rights-of way or, if they pass through adjoining land, do so in accordance with valid public or private easements which will inure to the benefit of Purchaser. The water, sewer (where applicable), electrical, gas (where applicable), and phone utilities are installed and operating and all installation and connection charges have been paid in full.

                           (4) Except with respect to any environmental
conditions or matters (which are addressed in Section 3.15), to the Knowledge of Seller, no laws are, or on the Closing Date will be, violated by the continued maintenance, operations or use of any Store, building, sign, or other improvements presently comprising any part of the Real Property, or by the continued maintenance, operation or use of the parking areas. Except with respect to any environmental conditions or matters (which are addressed in Section 3.15), to the Knowledge of Seller, there are no violations of any law affecting any portion of the Real Property, and no notice of any such violation has been issued by any governmental authority. Except with respect to any environmental conditions or matters (which are addressed in Section 3.15), to the Knowledge of Seller, no equipment, including without limitation, heating equipment, incinerator or other burning equipment installed or located on the Real Property violates any law in any material respect.

         3.6 Condition of Fixed Assets. To the Knowledge of Seller, the Fixed Assets are in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with Seller's past practices.

         3.7 Designated Contracts. True and complete copies of all of the Designated Contracts (including all amendments or modifications thereto) are attached to Schedule 1.12 and, in the case of any oral Designated Contracts, true and complete written summaries of the terms thereof are listed on Schedule
1.12. To the Knowledge of Seller, each Designated Contract is in full force and effect and is enforceable in accordance with its terms. Seller has performed each material term, covenant, and condition of each of the Designated Contracts that is to be performed by them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or, to the Knowledge of Seller, any other party under any of the Designated Contracts, and, to the Knowledge of Seller, no party to any of the Designated Contracts intends to cancel, terminate or exercise any option under any of the Designated Contracts. Seller has made no prior assignment of the Designated Contracts or any of its rights or obligations thereunder.

         3.8 Financial Statements; No Liabilities. Seller's audited financial statements as to the Seller, dated as of October 25, 1998, a copy of which has been provided to Purchaser, were prepared in accordance with GAAP applied on a basis consistent with Seller's past practice, and present fairly the financial condition of the Seller as of that date. Also provided to Purchaser are Seller's unaudited internally prepared financial statements with respect to the Business, dated as of October 31, 1999 and April 16, 2000, which were prepared in a manner consistent with Seller's past practice and present fairly in all material respects the financial condition of the Business as of October 31, 1999, subject to normal year-end adjustments which are not expected to be material in amount, and April 16, 2000. Except as disclosed on Schedule 3.8, Seller is not, as of the date hereof, and will not be, as of the Closing Date, subject to any liability, known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted or otherwise, that is related to the Business and which should be reflected in the financial statements which is not so reflected or that was not incurred in the ordinary course of the Business since the date thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort,infringement or violation of Law).

         3.9 Permits. Seller possesses all Permits necessary or required for the conduct of the Business as presently conducted. All Permits are in full force and effect and are being complied with in all material respects except where the failure to maintain such Permit in full force and effect would not have a material adverse effect on the Business. True and complete copies of all Permits are attached to Schedule 1.34. Seller agrees to use their commercially reasonable best efforts before and after Closing to assist Purchaser in effecting the transfer of any Permits that are transferable to Purchaser.

         3.10     Intellectual Property.

                  (a) Except as set forth on Schedule 1.24, Seller owns or is licensed or otherwise has the right to use the Intellectual Property. To the Knowledge of Seller, Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 1.24, to the Knowledge of Seller, Seller has not (i) interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party; or (ii) received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

         3.11 Fees and Expenses of Brokers and Others. Seller has retained an intermediary and is committed to pay a fee to such intermediary in connection with the transactions contemplated hereby. All fees and expenses of Seller (including the fees and expenses of Seller's intermediary, attorneys and accountants) in connection with the transactions contemplated herein shall be paid in full by Seller, as applicable.

         3.12 Books and Records. The Books and Records are complete and correct in all material respects.

         3.13 Tax Matters. Except as set forth on Schedule 3.13:

                  (a) Seller has filed or caused to be filed all tax returns and reports required to have been filed by or for it on or before the Closing Date, and all material information set forth in such returns or reports is accurate and complete;

                  (b) Seller has paid or made adequate provision for all taxes, additions to tax, penalties, and interest for periods covered by those returns or reports;

                  (c) Seller is in compliance with, and the Books and Records to be conveyed to Purchaser contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code; and

                  (d) There are no currently due unpaid taxes, additions to tax, penalties or interest payable by Seller or by any other person that are or could become a lien on any Asset or could result in any liability to Purchaser, and no taxing authority has asserted any claim for the assessment of any such tax liability (including additions to tax, penalties and interest).

         3.14 Compliance with Law. Except with respect to environmental conditions or matters (which are addressed in Section 3.15), to the Knowledge of Seller, Seller's conduct of the Business and its use of the Assets and performance under the Designated Contracts has complied in all material respects with all Laws. Without limiting the foregoing, to the Knowledge of Seller the portion of the Business consisting of food service operations is in compliance in all material respects with all regulations and laws imposed or enforced by the Department of Agriculture, the Health Department of the State of Florida and Georgia, and any other comparable federal, state or local departments or agencies.

         3.15 Environmental Conditions.

                (a) Except as disclosed in Schedule 3.15. attached hereto, to the Knowledge of Seller:

                           (1) no Hazardous Material has been generated,
                  manufactured, refined,transported, stored, handled, transformed, produced, processed, discharged, dispersed, released, treated or disposed of (except in accordance with law), or allowed to escape on, into, or from any of the Real Property;

                  (2) no friable asbestos or asbestos-containing material has been installed, used, incorporated into the building materials of, or disposed of on or is present at any of the Stores;

                  (3) Schedule 3.15 attached hereto contains a complete and accurate list of all underground storage tanks that are currently located at the Stores and all such tanks are in compliance with all state and federal rules and regulations related or applicable to underground storage tanks;

                  (4) no investigation, administrative order, consent order or agreement, litigation or settlement with respect to any Hazardous Material is or has been proposed, threatened or in existence with respect to the Business or any of the Stores;

                  (5) Seller has not transported any Hazardous Material or arranged for the transportation thereof to any location (i) which is listed or proposed for listing on the "CERCLIS" list prepared by the Florida Department of Environmental Quality, the comparable Georgia agency or the United States Environmental Protection Agency or (ii) which is the subject of federal, state or local removal actions, enforcement actions or any investigations which may lead to claims for cleanup costs, remedial work, damages to natural resources or for personal injury or property damage claims.

                  (6) Seller has compiled with all Requirements of Environmental Law.

         (b) For purposes hereof, the following terms shall have the following meanings:

         "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (a) noise;
(b) pollution or contamination of the air, surface water, ground water or land;
(c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation (d) exposure to hazardous or toxic substances; or (e) the manufacture, processing, distribution in commerce, use, or storage of chemical substances. An "Environmental Claim" includes,- but is not limited to, a common law action as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority.

         "Environmental Liabilities" means and includes all costs and damages arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.

         "Environmental Permit" means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

         "Hazardous Material" means any pollutant or solid or hazardous waste or substance (including petroleum) that is deleterious to or would adversely affect the value of the Real Property or Stores, and is at any time regulated by any federal, state or local environmental law, rule, regulation, permit, pr ovision or ordinance, including but not limited to the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. '6901 et seq.); the Clean Water Act as amended (33 U.S.C. '1251 et seq.); the Clean Air Act, as amended (42 U.S.C., 7401 et seq.); the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq.) ("CERCLA"); or the Emergency Planning and Community Right-to-Know Act-of 1986, as amended (42 U.S.C. '11001 et seq.).

         "Requirements of Environmental Law" means all requirements imposed by any law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect and applicable to the Assets and the Business as of the Closing Date which relate to (a) noise; (b) pollution or protection of the air, surface water, ground water or land; (c) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (d) exposure to hazardous or toxic substances; or (e) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

         3.16 Labor Matters.

         (a) Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms, and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

         (b) there is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other comparable authority;

         (c) Seller is not a party to any collective bargaining agreements;

         (d) Except as set forth in Schedule 3.4, there is no complaint, litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened (or a set of facts which would permit such an action) against Seller relating to employment, employment practices, terms and conditions of employment or wages and hours which would individually or in the aggregate have a material adverse effect on the Business or Assets;

         (e) there are no pending or threatened strikes, lockouts or other work stoppages involving any persons employed by Seller; and

         (f) there are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of Seller, proposed or threatened, before the National Labor Relations Board or other federal or state agency in connection with any persons employed by the Seller.

         (g) Seller does not have any liability to any person or entity (including governmental agencies) arising from or in connection with any employee benefit plan maintained or established for employees of Seller. The terms of Seller's employee benefit plan or plans, if any, comply in all material respects with ERISA and the Code and, to the Knowledge of the Seller, all reporting and disclosure requirements of ERISA with respect to any such employee benefit plan have been met. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation under Sections 4062, 406' ) or 4064 of ERISA which has not been paid with respect to any of Seller's Plans.

         3.17 Health Department Permits. Seller is in compliance in all material respects with all health department laws, rules and regulations which are applicable to any of the Stores, whether state, county or city, and currently valid permit(s) to operate each of the Stores is on display in each of the Stores; copies of those licenses have been delivered to Purchaser.

                  (a) Seller has not received any notices of deficiencies in the operations of any Store, with respect to health or sanitation matters, since January 1, 1999, except as set forth on Schedule 17.

                  (b) Any notices which have been received, including those listed in Schedule 3. 17 have been corrected to the full satisfaction of the agency issuing the notice of violation or deficiency. A copy of each and every the letter of response, from the relevant health department, confirming that the matter has been satisfactorily resolved, has been delivered to Purchaser.

         3.18 No Adverse Change. Since January 1, 1999, the Business has been operated by Seller in the ordinary course and substantially in the same manner as previously conducted, and there has not been: (a) any material adverse change in the Business and in the financial condition, or results of operations of Seller, and no fact or condition exists or, to the Knowledge of Seller, is contemplated or threatened (other than the contemplated sale of the Assets, general economic or industry conditions) that might reasonably be expected to result in any such material adverse change; (b) any loss, damage, condemnation or destruction to any of the properties of Seller with respect to the Business (whether covered by insurance or not); (c) any borrowings by Seller other than trade payables arising in the ordinary course of business with respect to. the Business; (e) any mortgage, pledge, lien or encumbrance made on any of the Assets, except for Permitted Liens and Encumbrances; or (d) any transaction, agreement, matter, sale, transfer or other disposition of the Assets or any matter of the type described in Sections 5.1 and 5.2 of this Agreement, other than in the ordinary course of the business related to the Business or as contemplated by this Agreement.

         3.19 Knowledge of Seller. Those persons listed in Schedule 1.29 represent all persons, and there are no other persons, having detailed knowledge of the Business and Assets.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

         4.1 Organization of Purchaser. Purchaser is a corporation duly incorporated and validly existing under the laws of Florida.

         4.2 Authorization; Enforceability. The execution, delivery, and performance by Purchaser of this Agreement and of all of the documents and instruments contemplated hereby to which Purchaser is a party are within the power of Purchaser and have been duly authorized by all necessary action of Purchaser. This Agreement is, and the other documents and instruments required hereby to which Purchaser is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         4.3 No Violation or Conflict. The execution, delivery and performance by Purchaser of this Agreement and all of the other documents and instruments contemplated hereby to which Purchaser is a party do not and will not conflict with or violate any Law, judgment, order or decree binding on Purchaser, the Articles of Incorporation or By-Laws of Purchaser, or any contract or agreement to which Purchaser is a party or by which it is bound, or give any party to any contract or agreement to which Purchaser is a party, or by which it is bound, any right of termination, cancellation, acceleration or modification thereunder, except for contractual agreements Purchaser has with American Commercial Capital LLC ("ACC"). No consent of any other person (other than ACC), and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.4 Fees and Expenses of Brokers and Others. Purchaser is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement. All fees and expenses of Purchaser (including the fees and expenses of Purchaser's attorneys, accountants, and investment banker) in connection with the transactions contemplated herein shall be paid in full by Purchaser.

         4.5 No Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Purchaser, proposed or threatened, that involves Purchaser and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         4.6 Financing. The Purchaser will apply for financing commitments for not less than $32 million within ten days of the Effective Date and shall obtain such financing commitments no later than June 30, 2000, pursuant to which the Purchaser expects such amount to be available to consummate the Closing no later than July 17, 2000. Copies of the financing commitments will be delivered to Seller by June 30, 2000. Purchaser is not, and will not following the Closing, be insolvent, will not be left with unreasonably small capital, and will not have incurred debts which Purchaser will be unable to pay as they become due in the ordinary course.

                                    ARTICLE V
                      CERTAIN UNDERSTANDINGS AND AGREEMENT

         5.1 Conduct of Seller Before Closing. From the date hereof through the Closing Date, Seller shall conduct its business related to the Business in the ordinary course and in accordance with past practice and shall not take any action inconsistent therewith. Without limiting the generality of the foregoing, Seller shall: (a) keep full and complete Books and Records; (b) maintain in full force and effect the insurance policies heretofore maintained on the Assets and the Business (or policies providing substantially the same coverage); (c) take such commercially reasonable action as may be necessary to preserve the Assets in good condition, normal wear and tear excepted; (d) promptly advise Purchaser in writing of any other material adverse change in the Business or to the Assets that has occurred or which Seller reasonably believes will occur; (e) use commercially reasonable efforts to preserve the Business intact, and to preserve for Purchaser the existing goodwill of the suppliers, customers, and others having business relations with Seller relating to the Business; (f) comply with all Laws applicable to Seller and the Business; and (g) advertise and market the Stores and Business as is customary in the retail fast food business and will keep Purchaser advised of all advertising placements and marketing.

         5.2 Negative Covenants. From the date hereof through the Closing Date and except as otherwise permitted by this Agreement or consented to by Purchaser in writing, Seller shall not: (a) pledge or hypothecate any of the Assets to secure any indebtedness except as incurred in the ordinary course of the Business; (b) assign any of the Designated Contracts; (c) other than in the ordinary course of business related to the Business, increase or decrease the rate of compensation of, or pay any unusual compensation to, any Employee, or enter into any agreement to increase or decrease the rate of compensation of, or to pay any unusual compensation to, any Employee; (d) enter into any collective bargaining agreement, adopt an Employee Benefit Plan or amend any Employee Benefit Plan to increase the benefits thereunder, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, health, or retirement plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (e) sell or dispose of any of the Assets otherwise than in the ordinary course of the operation of its business related to the Business;
(f) modify, amend or terminate any Designated Contract or Permit, except in the ordinary course of the operation of its Business; or (g) agree to do any of the foregoing.

         5.3 No Shopping. From the date hereof through any earlier termination of this Agreement or the Closing Date, whichever shall occur sooner, Seller shall not, directly or indirectly, through any officer or director of Seller or any Affiliate, any agent or otherwise: (a) solicit, initiate, encourage the submission of, respond to or discuss inquiries, proposals or offers from any person relating to any acquisition or purchase of the Business or any of the Assets (a "Competing Transaction"); (b) enter into or participate in any discussions or negotiations regarding a Competing Transaction, or furnish to any other person any information with respect to the Business or the Assets; or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Competing Transaction.

         5.4 Access to Information. Between the date of this Agreement and the Closing Date and upon reasonable prior notice, Seller shall: (a) give Purchaser and its authorized representatives reasonable access during normal business hours to Stores, Books and Records, Employees; (b) permit Purchaser to make such inspections concerning the Business and the Assets as it may reasonably require, including environmental testing of the Real Property and improvements; and (c) cause its officers to furnish Purchaser with such financial and operating data and other information with respect to the Business and Assets as Purchaser may from time to time reasonably request (the "Information"). All such Information shall be kept confidential by Purchaser through and including the Closing Date provided it may be disclosed to Purchaser's lenders, attorneys and other professionals and as required by law. In the event that this Agreement is terminated without Closing, Purchaser shall promptly return to Seller all Information, without reproduction thereof, and Purchaser shall not thereafter use any such Information for any purpose. The term "Information" does not include information which (1) was or becomes generally available to the public other than as a result of a disclosure by Purchaser, (ii) was available to Purchaser on a non-confidential basis prior to its disclosure to Purchaser by the Seller or their respective representatives or agents, or (iii) becomes available to Purchaser on a non-confidential basis from a source other than the Seller or their respective representatives or agents.

         5.5 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper 'and advisable under applicable law, and to obtain the consents of all third parties (including, without limitation, the Required Consents) necessary to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action as are commercially reasonable. Purchaser and Seller shall execute any additional instruments necessary to consummate the transactions contemplated hereby as are commercially reasonable.

         5.6 Employees. Purchaser and Seller agree that Purchaser may, but is not obligated to, offer to the Employees employment with Purchaser, provided, however, that Purchaser shall provide vacation benefits to any Employees hired by Purchaser (such obligation being included with the Assumed Liabilities) to the same extent as Employee would have been entitled to receive from Seller. Accordingly, Seller agrees that Purchaser may conduct pre-employment screening of the Employees prior to the Closing Date. This Section 5.6 does not establish, as to any Employee, a contract of employment for a definite term or any term or any contractual right that his or her employment can only be terminated for just cause, and no Employee has any rights under this Agreement as a third party beneficiary or otherwise. Seller agrees that it is responsible fully for all liabilities concerning Employees, including without limitation, wages, salary, severance pay, accrued vacation pay, unpaid sick and holiday pay, insurance Employee Benefit Plans, and other benefits or obligations, attributable to any period prior to the Closing Date. Seller shall pay and be liable to Purchaser and shall assume, indemnify, defend and hold harmless Purchaser from and against and in respect of any and all losses, damages, liabilities, taxes, and sanctions that arise under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") and the Code, interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith, and in seeking indemnification therefor, in any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Purchase and any of their employees arising by reason of or relating to any failure to comply with the continuation health care coverage of COBRA and Sections 601 through 608 of ERISA which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee (as defined in COBRA) on or prior to the Closing Date or as otherwise required as a result of any transactions or matter contemplated by this Agreement.

         5.7 Environmental Assessments. Seller shall provide Purchaser with copies of Phase I environmental reviews or other environmental reports for all Stores in its possession; the reviews need not be current.

         5.8 Escrow; Earnest Money. Purchaser shall pay to Escrow Agent an earnest money deposit in the amount of $100,000 (the "Earnest Money Deposit"), which amount shall be held by Escrow Agent until the closing of the transactions contemplated hereunder or the termination of this Agreement in an interest bearing account. In the event of a closing of the transactions contemplated by this Agreement the Earnest Money Deposit shall constitute a credit to the Purchase Price. In the event this Agreement is terminated pursuant to 9. 1 (a) or 9. 1 (b), or as a result of Seller's breach or default of any of its obligations hereunder or in the event that the conditions of Article VI hereof are not fully satisfied, then Escrow Agent promptly shall return to Purchaser the full amount of the Earnest Money Deposit. If this Agreement is terminated as a result of Purchaser's breach or default of any of its obligations hereunder, and Seller is not in default of this Agreement, the Escrow Agent promptly shall deliver to Seller the Earnest Money Deposit in full satisfaction of any breach of contract claim Seller may have against Purchaser.

         5.9 Compliance with HSR Act. If required by law, Purchaser and Seller shall each file or caused to be filed as soon as possible after the Effective Date with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, all requisite documents, reports and notifications in connection with the transactions contemplated by this Agreement, and shall pay any filing fees incident thereto.

         5.10 Title Commitment. Prior to June 30, 2000 ("Objection Period"), Purchaser may obtain a current title insurance binder from a nationally recognized title insurance company (the "Title Company") for each Store in the amount of the Purchase Price, committing the Title Company to issue an Owner's or Leasehold Owner's Title Policy insuring valid and merchantable title to the property free of all mortgages, liens and encumbrances, except Permitted Liens and Encumbrances (hereinafter called the "Title Commitment").

         5.11 Seller's Materials. Within fifteen (15) days after the Effective Date, Seller shall provide Purchaser with copies of any surveys, title reports, title insurance policies, abstracts, environmental reports and other information in its possession reasonably requested by Purchaser related to the Stores, Businesses or Real Property.

         5.12 Survey. Purchaser may cause a survey of the Stores and Real Property (the "Survey") to be prepared prior to expiration of the Objection Period. The Survey should be a Class A Urban Standards survey prepared in accordance with the ALTA/ACSM Standard adopted in 1997; and show the location of the property and al , I improvements, fences, lakes, ponds, creeks, streams, rivers, easements, roads, and rights-of-way; shall identify all easements and rights-of-way; shall show any encroachments upon and protrusions from the property; and shall show thereon the legal description. The legal description prepared from the Survey will be included in the respective Deeds and other sale and lease documents.

         5.13 Purchaser's Review. Prior to expiration of the Objection Period, Purchaser shall specify to Seller those items subject to which Purchaser will accept title to the property (the "Permitted Liens and

Encumbrances". "Encumbrances" shall mean all other liens, servitudes and other matters affecting title to the property, other than Permitted Liens and Encumbrances.

         5.14 Seller's Obligation to Cure. Seller, at its cost and expense, shall use commercially reasonable efforts to cure or remove all Encumbrances, including all defects and encroachments revealed by the Survey, prior to Closing in a manner reasonably satisfactory to Purchaser, Purchaser's lender or the Title Company. If Purchaser does not deliver to Seller a Title Commitment or other written notice specifying those items which are Permitted Encumbrances and Encumbrances within the Objection Period, then all of the items reflected on the Title Commitment and any overlaps, encroachments, easements or encumbrances shown on the Survey shall be considered to be Permitted Liens and Encumbrances.

         5.15 Purchaser's Right to Object. Purchaser shall have the right to object to any encumbrances affecting the title arising as a matter of law (such as a lien) or which were filed in the conveyance and mortgage records of the Clerk of Court for the county where the Real Property is located and arising after the effective date of the Title Commitment and such encumbrances can be objected to at any time prior to Closing; provided, Seller shall be afforded 30 days to cure these or any other objections with respect to title.

                                   ARTICLE VI
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

         Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction before or at the Closing of the following express conditions precedent:

         6.1 Accuracy of Representations and Warranties. The representations and warranties of Seller, and Related Parties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such time.

         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel, and Seller shall have delivered to Purchaser true and correct copies of all documents that Purchaser may reasonably request in connection with the transactions contemplated by this Agreement, including without limitation the resolutions adopted by the Boards of Directors and shareholders of the Seller. Seller also shall have delivered to Purchaser the Articles of Incorporation, as amended and/or restated, certified by the State Corporation Commission and "good standing" certificates issued by the said Corporation Commission for Seller.

         6.3 No Litigation. No investigation, suit, action or other proceeding is threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with the Agreement or the consummation of the transactions contemplated hereby.

         6.4 Permits. All Permits required to permit Purchaser to operate the Business as currently being conducted shall have been obtained by, or transferred to, Purchaser, or Purchaser shall be reasonably be satisfied that Seller has taken all necessary actions to obtain or transfer to Purchaser such Permits after Closing (to the extent transferable) or Purchaser and Seller shall have entered into a mutually agreeable management agreement sufficient for Purchaser to operate the Business.

         6.5 Consents. Except to the extent waived by Seller, all Required Consents and material other consents, approvals, and waivers from third parties and governmental authorities and other parties necessary to permit Seller to transfer the Assets to Purchaser and for Purchaser to operate the Business and Stores as contemplated hereby shall have been obtained by the Closing Date.

         6.6 Performance. Each of the obligations of Seller to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects on or before the Closing Date.

         6.7 Environmental Matters. The Environmental Assessments and Purchaser's own environmental due diligence shall be satisfactory to Purchaser in its sole discretion, provided that this condition shall be deemed waived by the Purchaser if the Purchaser does not terminate the Agreement based on its failure to be satisfied with the environmental due diligence prior to June 30, 2000.

         6.8 Financing. Purchaser shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Business after the Closing Date. Furthermore, Purchaser shall have no obligation to close if its financing terms include an interest rate in excess of eleven percent (11%).

         6.9 Franchise Agreements. The Franchise Agreements shall have been assigned to the Purchaser.

         6.10 Estoppel Certificates. All Third Party Less<)rs have signed Landlord Consent and Estoppel Certificates which evidence that the state of all Third Party Leases is as stated by Seller herein and that there are no material defaults by Seller under any of the Leases.

         6.11 ACC. Purchaser has received the approval of ACC to consummate this transaction.

         6.12 Title. At the time of Closing, Seller shall have cured all Encumbrances unless waived by Purchaser in writing and Seller shall have marketable title to the Assets.

         6.13 Title Insurance. The Title Company issuing the Title Commitment shall be prepared and able to issue appropriate owner's and lender's policies of title insurance described therein, with all matters revealed in the Title Commitment other than Permitted Liens and Encumbrances having been deleted therefrom.

         6.14 Material Adverse Change. There shall have been no material adverse change in the gross revenues, customer base or prospects of the Business since the Effective Date or in the condition of the Assets.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction before or at the Closing of the following express conditions precedent:

         7.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as if made as of such time.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Purchaser in connection with the transactions contemplated by this Agreement (including payment of the Purchase Price), and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and their counsel, and Purchaser shall have made available to Seller for examination the originals or true and correct copies of all documents that Seller may reasonably request in connection with the transactions contemplated by this Agreement.

         7.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with the Agreement or the consummation Of the transactions contemplated hereof.

         7.4 Purchaser's Performance. Each of the obligations of Purchaser to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with on or before the Closing Date.

                                  ARTICLE VIII
                      INDEMNITIES AND ADDITIONAL COVENANTS

         8.1 Seller's Indemnity.

         (a) Seller hereby indemnifies and holds Purchaser harmless from and against, and agree to defend promptly Purchaser from and reimburse Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that Purchaser or any Affiliate of Purchaser may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this

Agreement; (ii) Environmental Liabilities caused by events which occurred prior to the Closing Date; (iii) any failure of Seller to carry out, perform, satisfy and discharge any covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Seller pursuant to this Agreement; and (iv) claims by third parties (including Employees) against Purchaser relating to the operation and ownership by Seller of the Assets, the performance by Seller under the Designated Contracts, and the conduct of the Business before the Closing Date (hereinafter referred to collectively as "Purchaser Claims"); provided however, that Purchaser shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 8.1 (a)(i) hereof only if such right is asserted (whether or not such Purchaser Claims have actually been incurred) on or before the first anniversary of the Closing Date, except the time limitation with respect to the representations and warranties set forth in Section 3.1 (organization), 3.2 (authorization), 3.4 (litigation), 3.5(title), 3.13 (tax matters), 3.15 (environmental matters) and 3.16 (labor matters), and the matters described in Sections 8.1 (a)(ii) and (iv) above, shall be two (2) years.

         (b) The Seller's obligation under Section 8.1(a)(1) of this Agreement to indemnify Purchaser shall in no event exceed $3,500,000 less the Note Amount (the "Indemnity Escrow Amount"), and the Seller shall not be required to indemnify Purchaser under Section 8. 1 (a) hereof unless and to the extent the aggregate amount of the Losses for which indemnification is sought by Purchaser with respect thereto shall exceed $100,000, at which point the Seller shall indemnify Purchaser for all additional Losses with respect thereto.

         (c) If a claim against Seller arises that is covered by the indemnity provisions of Section 8. 1 (a) of this Agreement, notice shall be given promptly by Purchaser to Seller. Provided that Seller agrees to assume sole and exclusive responsibility for the defense of such claim, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to select lead counsel to defend any and all such claims at the sole cost and expense of the Seller, and if Seller admits in writing to Purchaser that such claim is covered by the indemnity provisions of Section 8. 1 (a) hereof and provides adequate security, as determined by Purchaser in its sole discretion, for the payment of its indemnification obligations to Purchaser, such Seller also shall control settlement of such claim; provided, however, that the Seller may not effect any settlement that could result in any cost, expense or liability to Purchaser unless Purchaser consents in writing to such settlement and Seller agrees to indemnify Purchaser therefor. Purchaser may select counsel to participate in any defense, in which event Purchaser's counsel shall be at its own sole cost and expense. In connection with any such claim, action or proceeding, the par-ties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         (d) The Seller's indemnity obligations hereunder shall be satisfied from the funds held in an escrow account funded by the Escrow Agent at the Closing (the "Indemnity Escrow Account"). On the Closing Date, the Seller shall deliver to the Escrow Agent the Indemnity Escrow Amount. Subject to indemnity claims against the Indemnity Escrow Amount, the Indemnity Escrow Amount shall be released to the Seller as follows: (i) 28% of the Indemnity Escrow Amount shall be released to the Seller on the date six months after the Closing Date, (ii) 48% of the Indemnity Escrow Amount shall be released to the Seller on the first anniversary of the Closing Date, and (iii) the remainder of the Indemnity Escrow Amount will be released to the Seller on the second anniversary of the Closing Date. Notwithstanding any other provision of this Agreement, the Purchaser's sole and exclusive remedy and recourse for any damages, claims or other liabilities arising after the Closing, covered by Section 8. 1 (a)(i) and relating to this Agreement, the Assets, the Business or any other claims against the Seller shall be a claim or claims against the Indemnity Escrow Amount. Seller shall retain any interest earned on the Indemnity Escrow Amount.

         8.2 Purchaser's Indemnity.

         (a) Purchaser hereby indemnifies and holds Seller harmless from and against, and agrees to defend promptly Seller from and reimburse Seller for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Purchaser in or pursuant to this Agreement; (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Purchaser pursuant to this Agreement; and (iii) claims by third parties against Seller relating to the operation and ownership of the Assets by Purchaser, or its successors or assigns, the nonpayment by Purchaser of the Assumed Liabilities, and the conduct of the Business, from and after the Closing Date until two (2) years from the Closing Date, and not otherwise (hereinafter referred to collectively as "Seller Claims").

         (b) If a claim against Seller arises that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be given promptly by Seller to Purchaser. Provided that Purchaser admits in writing to Seller that such claim is covered by the indemnity provisions of Section 8.2(a) hereof, Purchaser shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Purchaser; provided, however, that Purchaser may not effect any settlement that could result in any cost, expense or liability to Seller unless Seller consents in writing to such settlement and Purchaser agrees to indemnify Seller therefor. Seller may select counsel to participate in any defense, in which event Seller's counsel shall be at its own sole cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         (c) The Purchaser's obligation under Section 8.2 of this Agreement to indemnify Seller shall in no event exceed $3,500,000, and the Purchaser shall not be required to indemnify Seller under Section 8.2 hereof unless and to the extent the aggregate amount of the Losses for which indemnification is sought by Seller with respect thereto shall exceed S 100,000, at which point the Purchaser shall indemnify Seller for all additional Losses with respect thereto, up to $3,500,000.

         8.3 Bulk Sales Compliance. Seller covenants and agrees to pay and discharge when due all claims of any governmental entities and creditors of Seller that could be asserted against Purchaser by reason of non-compliance with the provisions of the bulk sales laws of the states of Florida and Georgia and any other applicable jurisdiction. Seller agrees to indemnify and hold Purchaser harmless from and against and shall on demand reimburse Purchaser for any and all losses suffered by Purchaser by reason of Seller's failure to pay and discharge any such claims.

         8.4 Additional Instruments. At any time and from time to time after the Closing, at either party's request and without further consideration, Seller and Purchaser, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Seller or Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to and interest in, the Assets and the consummation of the transactions contemplated herein.

         8.5 Access to Books and Records. From and after the Closing Date, Seller will authorize and permit Purchaser and their representatives, to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Seller's business, to all of the Books and Records related to the Assets. From and after the Closing Date, Seller will authorize and pen-nit Purchaser and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes (which specifically includes, but is not limited to, the "8K" audit to be performed by Arthur Anderson) and in such manner as will not unreasonably interfere with the conduct of the Business or Seller, to all books, records, files, documents and other correspondence related to the Business before the Closing Date that are not included among the Books and Records. Purchaser and Seller agree to maintain all books, records, files, documents and other correspondence related to the Business before the Closing Date in accordance with their respective normal document retention practices after the Closing Date.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows: (a) at any time before the Closing Date by mutual written agreement of Seller and Purchaser; or (b) by Purchaser on the Closing Date if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled by the Closing Date; or (c) by Seller on the Closing Date if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date.

         9.2 Rights on Termination; Waiver.

         (a) If this Agreement is terminated pursuant to Sections 9. 1 (a) hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other and the Earnest Money Escrow shall be returned to Purchaser. If this Agreement is terminated for any other reason, the parties shall be entitled to exercise all of their rights and pursue all of their remedies hereunder in law or in equity subject to the limitation set forth in Section 5.8 of this Agreement.

         (b) If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Purchaser may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties and the parties' representatives, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party.

         10.2 Expenses. Except as otherwise specifically provided herein, each of the par-ties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         10.3 Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Florida, without regard to the conflicts of law rules thereof. Each of the par-ties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the exclusive jurisdiction of the Circuit Court for the City of Miami, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such suit, action or proceeding brought in the Circuit Court for the City of Miami, and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

         10.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other party; provided, however, that Purchaser may assign its rights hereunder to an Affiliate of Purchaser and may assign its rights to the two (2) Stores branded as Churches. Notwithstanding any assignment by Purchaser pursuant to this Section 10.4, any assignment by Purchaser shall not relieve Purchaser of its obligations hereunder.

         10.5 Notices. All communications, notices, and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally or by messenger or by overnight delivery service to the party or, in the case of a corporate party, to an officer of such party, (b) three days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to Purchaser:          Sailormen, Inc.
                                  9400 S. Dadeland Blvd.
                                  Suite 720
                                  Miami, FL 33156
                                  Attention: Mr. Robert S. Berg
                                  Telephone: 305-670-0746
                                  Facsimile: 305-670-0767

with a copies to:         Phelps Dunbar, L.L.P.
                                  P.O. Box 4412
                                  Baton Rouge, LA 70821-4412
                                  Telephone: 225-346-0285

                                  Facsimile: 225-381-9197
                                  Attention: Mr. P. Ragan Richard

If to Seller:             RMS Family Restaurants, Inc.
                                  4848 Mercer University Drive
                                  Macon, Georgia 31210
                                  Telephone:        912-474-5633
                                  Facsimile:        912-757-0561
                                  Attention:        Mr. Allen Peake

with a copy to:           Katten Muchin Zavis
                                  1025 Thomas Jefferson Street, N.W., Suite 700E Washington, DC 20007
                                  Telephone:        202-625-3791
                                  Facsimile:        202-298-7570
                                  Attention:        Mr. Alan J. Schaeffer

         10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein. Nothing listed on an Exhibit hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (without inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         10.8 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         10.9 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Purchaser and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Purchaser or Seller contained in this Agreement.

         10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.11 Purchaser's Default In the event the sale contracted for herein is not consummated due to default on the part of Purchaser, and without fault on the part of Seller, then the Earnest Money Deposit posted by Purchaser shall be forfeited to Seller as its sole and exclusive remedy. Seller and Purchaser expressly acknowledge and agree that the Earnest Money Deposit to which Seller may be entitled hereunder is a reasonable forecast of just compensation for the harm that would be caused by a breach of this Agreement, that the harm caused by such breach shall constitute full satisfaction of Purchaser's obligations hereunder, that the above provisions are reasonable in light of the intent of the parties and the circumstances surrounding the execution of this Agreement, and that their respective rights and remedies shall be limited as hereinabove set forth.

         10.12 Seller's Default. In the event of a default by Seller, under this Agreement, and provided Purchaser is not in default, in addition to any other remedies provided in this Agreement, Purchaser may at its sole option, by serving a written notice: (i) cure the condition or defect and deduct the cost from the Purchase Price at Closing (Purchaser may extend the Closing by 30 days in its sole discretion to permit it time to cure such defects); (ii) demand specific performance of Seller's obligations under this Agreement and receive all damages and attorney's fees occasioned thereby; or (iii) declare this Agreement null and void and receive a return of its Earnest Money Deposit plus any and all damages caused by or resulting from (including reasonable attorney's fees) Seller's default, not to exceed the amount of the Earnest Money Deposit.

         10.13 Cooperation With Designated Contracts. Notwithstanding anything which is or may appear to be to the contrary contained in this Agreement, Seller agrees to cooperate with Purchaser to obtain such amendments (not solely relating to the assignment and assumption of such Designated Contracts) to any Designated Contracts as Purchaser requests provided and so long as all costs and expenses related to such amendments shall be paid solely by Seller and Seller's obtaining of such amendment shall not extend the Closing Date or the date for performance of any obligation hereunder.

         10.14 Role of Escrow Agent. Purchaser and Seller agree that the Earnest Money Deposit has been made to, and is held by, Escrow Agent for the accommodation of Purchaser and Seller. In the event any litigation should arise between the parties to this Agreement concerning the Earnest Money Deposit, then Purchaser and Seller hereto do solidarily and severally and jointly agree to hold Escrow Agent harmless from, and indemnify Escrow Agent for, the payment of any cost or other expenses that may be involved in said litigation, except for negligence, willful misconduct or bad faith of the Escrow Agent. In the event of a dispute, Escrow Agent's only obligation shall be to retain the Earnest Money Deposit until a final determination has been issued or to pay the Earnest Money Deposit into a court of competent jurisdiction.

         10.15 Delivery of Deposit. Escrow Agent shall deliver the Earnest Money Deposit in accordance with the following: (i) to the person responsible for closing the sale, at the Closing, in the event the Closing timely occurs under this Agreement; (ii) to Seller upon receipt of demand therefore signed by Seller stating that Purchaser has defaulted in the performance of Purchaser's obligation to timely close the sale contracted for in this Agreement under this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least -3 ) calendar days after the date on which Escrow Agent shall have received a written notice of objection from Purchaser; or (iii) to Purchaser upon receipt of demand therefor signed by Purchaser stating that either Seller has defaulted in the performance of Seller's obligations under this Agreement or that this Agreement has been terminated by Seller or Purchaser and Purchaser is entitled to the refund of the Earnest Money Deposit pursuant to the terms of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least 3 calendar days after the date on which Escrow Agent shall have mailed a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received a written notice of objection from Seller.

         10.16 Objections. If Escrow Agent shall have received a written notice of objection within the time prescribed, then and in any such event, Escrow Agent shall refuse to comply with any claims or demands on it, and shall continue to hold the Earnest Money Deposit until Escrow Agent receives either a written notice signed by Purchaser and Seller directing the disbursement of the Earnest Money Deposit, or a final nonappealable order by a court of competent Jurisdiction, entered in a proceeding in which Purchaser, Seller and Escrow Agent are named as parties, directing the disbursement of the Earnest Money Deposit, in either of which events Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands unless it has received such direction. Upon compliance with such direction, Escrow Agent shall be release of and from all liability under this Agreement, unless caused by its gross negligence, willful misconduct or bad faith.

         10.17 Interpleader or Concursus. The foregoing notwithstanding, Escrow Agent may, on notice to Purchaser and Seller, take such affirmative steps as Escrow Agent may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the deposit of the Earnest Money Deposit with a court of competent jurisdiction and the commencement of an action of interpleader or concursus proceeding, the costs of which shall be borne by whichever of the parties is the losing party. Upon the taking by Escrow Agent of the action described above, Escrow Agent shall be released of and from all liability under this Agreement, unless caused by its gross negligence, willful misconduct or bad faith.

         10.18 No Other Duties. Escrow Agent shall not have any duties or responsibilities, except those specifically set forth in this Article, and, absent gross negligence, willful misconduct or bad faith, shall not incur any liability in acting upon any signature, notice, demand, request, waiver, consent, receipt, or other writing, instrument or document reasonably believed by Escrow Agent to be genuine.

         10-19 Waiver of Conflict. The parties hereby waive any conflict of interest which may arise as a result of Katten Muchin Zavis serving as Escrow Agent, the parties acknowledging that Katten Muchin Zavis is counsel for Seller.

         10.20 Marketing of Church's. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be permitted to market the two Church's Stores to prospective buyers.

         IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed in its name by a duly authorized officer as of the day and Year first above written.

PURCHASER:

ation

By:
         Robert S. Berg

Its:     CEO

SELLER:

RMS Family Restaurants, Inc.,
a Georgia corporation

By:
         Scott G. Murphy
Its:     CFO